Exhibit 5.1

Sean M. Clayton

+1 858 550 6034

sclayton@cooley.com

June 4, 2018

MannKind Corporation

30930 Russell Ranch Road, Suite 301

Westlake Village, California 91362

Ladies and Gentlemen:

You have requested our opinion, as counsel to MannKind Corporation, a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 2,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), pursuant to the Company’s Market Price Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton

Cooley LLP   4401 Eastgate Mall   San Diego, CA 92121

t: (858) 550-6000   f: (858) 550-6420   cooley.com